Exhibit (c)(17)

   STRICTLY PRIVATE & CONFIDENTIAL  Discussion Materials Goldman Sachs & Co. LLCSeptember 21st, 2020  Goldman Sachs does not provide accounting, tax, or legal advice. Notwithstanding anything in this document to the contrary, and except as required to enable compliance with applicable securities law, you (and each of your employees, representatives, and other agents) may disclose to any and all persons the US federal income and state tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to you relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind.  Project William

     STRICTLY PRIVATE & CONFIDENTIAL  2  Disclaimer  These materials have been prepared and are provided by Goldman Sachs on a confidential basis solely for the information and assistance of the senior management of the Recipient (the "Company") in connection with its consideration of the matters referred to herein. These materials and Goldman Sachs’ presentation relating to these materials (the “Confidential Information”) may not be disclosed to any third party or circulated or referred to publicly or used for or relied upon for any other purpose without the prior written consent of Goldman Sachs. The Confidential Information was not prepared with a view to public disclosure or to conform to any disclosure standards under any state, federal or international securities laws or other laws, rules or regulations, and Goldman Sachs does not take any responsibility for the use of the Confidential Information by persons other than those set forth above. Notwithstanding anything in this Confidential Information to the contrary, the Company may disclose to any person the US federal income and state income tax treatment and tax structure of any transaction described herein and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Company relating to such tax treatment and tax structure, without Goldman Sachs imposing any limitation of any kind. The Confidential Information has been prepared by the Investment Banking Division of Goldman Sachs and is not a product of its research department.Goldman Sachs and its affiliates are engaged in advisory, underwriting and financing, principal investing, sales and trading, research, investment management and other financial and non-financial activities and services for various persons and entities. Goldman Sachs and its affiliates and employees, and funds or other entities they manage or in which they invest or have other economic interests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments of the Company, any other party to any transaction and any of their respective affiliates or any currency or commodity that may be involved in any transaction. Goldman Sachs’ investment banking division maintains regular, ordinary course client service dialogues with clients and potential clients to review events, opportunities, and conditions in particular sectors and industries and, in that connection, Goldman Sachs may make reference to the Company, but Goldman Sachs will not disclose any confidential information received from the Company.The Confidential Information has been prepared based on historical financial information, forecasts and other information obtained by Goldman Sachs from publicly available sources, the management of the Company or other sources (approved for our use by the Company in the case of information from management and non-public information). In preparing the Confidential Information, Goldman Sachs has relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and Goldman Sachs does not assume any liability for any such information. Goldman Sachs does not provide accounting, tax, legal or regulatory advice.Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company or any other party to any transaction or any of their respective affiliates and has no obligation to evaluate the solvency of the Company or any other party to any transaction under any state or federal laws relating to bankruptcy, insolvency or similar matters. The analyses contained in the Confidential Information do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold or purchased. Goldman Sachs’ role in any due diligence review is limited solely to performing such a review as it shall deem necessary to support its own advice and analysis and shall not be on behalf of the Company. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses, and Goldman Sachs does not assume responsibility if future results are materially different from those forecast.The Confidential Information does not address the underlying business decision of the Company to engage in any transaction, or the relative merits of any transaction or strategic alternative referred to herein as compared to any other transaction or alternative that may be available to the Company. The Confidential Information is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Goldman Sachs as of, the date of such Confidential Information and Goldman Sachs assumes no responsibility for updating or revising the Confidential Information based on circumstances, developments or events occurring after such date. The Confidential Information does not constitute any opinion, nor does the Confidential Information constitute a recommendation to the senior management, any security holder of the Company or any other person as to how to vote or act with respect to any transaction or any other matter. The Confidential Information, including this disclaimer, is subject to, and governed by, any written agreement between the Company or any committee thereof, on the one hand, and Goldman Sachs, on the other hand.

STRICTLY PRIVATE & CONFIDENTIAL

Goldman Sachs

Overview of Proposed Transaction Structure

All figures on a per share basis, unless noted differently

INVESTMENT BANKING DIVISION

- The Buyer Group has increased its offer, and would like to present its final proposal, as follows:
  - $30.00 per share, with a Risk Share structure
- The Risk Share structure will involve an adjustment in the purchase price if the book value per share falls by more than 10% between signing and closing (from the reference BVPS of $42.45 at 30-Aug-2020)
  - Adjustment to be tied to only unrealized and realized gains / losses in non-IG portfolio; no adjustment for coupons
  - Below the 10% threshold (down to 20%), any incremental deterioration will reduce the purchase price $ for $
  - Mutual walkaway right at 20% or more deterioration in book value per share
- We believe this is compelling offer for William's shareholders
  - Material premium to market price
  - Downside risk protection within a corridor, and a guaranteed floor price of $25.76. In times of stress, William has traded down to levels of 0.3x P/BV historically
  - Immediate liquidity to William's shareholders
- The $30.00 offer price represents a significant premium for William's shareholders
  - 68% premium to undisturbed price ($17.87, 8-Sep-2020)
  - 79% premium to price pre- Buyer Group's initial offer ($16.74, 14-Aug-2020)
  - 156% premium to price pre- activist letter ($11.70, 14-May-2020)
  - 6% premium to 52-week / all-time high price ($28.43, 29-Oct-2019)
- The offer is also at a material premium to price levels that reflect market's speculation of the potential sale discussions
  - 24% premium to current price ($24.25, 18-Sep-2020)
  - 27% premium to VWAP since leak ($23.66, 9-Sep-2020 to 18-Sep-2020)

Source: CapIQ, Bloomberg, BVPS of $42.45 based on Project William presentation from Morgan Stanley dated 20-Sep-2020

3

STRICTLY PRIVATE & CONFIDENTIAL  Illustration of Purchase Price at Different BookValue Changes  Source: William VDR documents, William BVPS of $42.45 based on Project William presentation from Morgan Stanley dated 20-Sep-20201 Based on changes in BVPS exclusively resulting from unrealized and realized gains / losses in non-investment grade portfolio value between signing book value reference date ($42.45 at 8/30/2020) and closing date, per share. Excludes coupon income.        Buyer Group retains riskPurchase price remains unchanged  All figures on a per share basis, unless noted differently      William retains risk Purchase price is reduced $ for $with incremental BVPSdeterioration1        Mutual walkaway right at BVPS deterioration1 of 20% or more      % Change in BVPS1  Implied BVPS2  Effective Purchase Price  (25.0)%  $ 31.84  NA  (22.5)%  $ 32.90  NA  (20.0)%  $ 33.96  $ 25.76  (17.5)%  $ 35.02  $ 26.82  (15.0)%  $ 36.08  $ 27.88  (12.5)%  $ 37.14  $ 28.94  (10.0)%  $ 38.20  $ 30.00  (7.5)%  $ 39.27  $ 30.00  (5.0)%  $ 40.33  $ 30.00  (2.5)%  $ 41.39  $ 30.00  0.0%  $ 42.45  $ 30.00  2 Implied BVPS based on the signing book value reference date ($42.45 at 8/30/2020).  4  Downside